TPG GP A, LLC SC 13D/A

Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 18th day of January, 2022 by and among TPG Group Holdings (SBS) Advisors, Inc., TPG GP A, LLC, TPG Advisors VII, Inc., TPG Advisors VI, Inc., TPG Advisors VI-AIV, Inc., TPG Asia Advisors VI, Inc., David Bonderman, James G. Coulter, Jon Winkelried and Karl Peterson.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

TPG GP A, LLC

By: /s/ Bradford Berenson

Name: Bradford Berenson

Title: General Counsel

David Bonderman

By: /s/ Gerald Neugebauer

Name: Gerald Neugebauer on behalf of David Bonderman

James G. Coulter

By: /s/ Gerald Neugebauer

Name: Gerald Neugebauer on behalf of James G. Coulter

Jon Winkelried

By: /s/ Gerald Neugebauer

Name: Gerald Neugebauer on behalf of Jon Winkelried

Karl Peterson

By: /s/ Michael LaGatta

Name: Michael LaGatta on behalf of Karl Peterson